Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of USA Technologies, Inc. of our report dated September 30, 2013, relating to our audits of the consolidated financial statements and financial statement schedule which appear in the Annual Report on Form 10-K of USA Technologies, Inc. for the year ended June 30, 2013.

/s/ McGladrey LLP

New York, NY
August 11, 2014